Exhibit 10.42

TRANSITION AND SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

AGREEMENT entered into as of this 5 day of August, 2013 by and between Hologic, Inc., a Delaware corporation with its principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730 (the “Company”), and Peter Soltani, an individual having his principal residence in West Chester, Pennsylvania (the “Executive”).

WHEREAS, the Executive currently serves as Senior Vice President and General Manager of the Company; and

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to retain the Executive as a full-time non-executive employee to assist in the orderly transition of his role, duties and responsibilities as Senior Vice President and General Manager, effective as of August 5, 2013 (the “Transition Date”), to the Executive’s successor, and the Executive desires to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1. Resignation. Effective on the Transition Date, the Executive will resign his position as Senior Vice President and General Manager of the Company as well as all other positions that the Executive may hold as an officer and/or director of the Company or any of its subsidiaries or affiliates, by executing the letter of resignation attached as Exhibit A hereto.

2. Transition Period.

(a) Title. Upon the Transition Date, the Executive shall be employed by the Company solely as a full-time non-executive employee through November 30, 2013 (the “Resignation Date,” and the time between the Transition Date and the Resignation Date the “Transition Period”), subject to the terms and conditions of this Agreement.

(b) Duties. During the Transition Period and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business time and best efforts to the business and affairs of the Company in order to facilitate the transfer of duties to the Executive’s successor. During the Transition Period, the Executive shall report directly to the President and Chief Executive Officer or to any other individual that he may designate. The Executive further agrees to comply with the Company’s policies and procedures as they may be applicable to him (including without limitation, as an employee) as such policies and procedures may be modified from time to time. During the Transition Period, the Executive may work from home or another location of his choosing; provided, however, that the Executive and the Company acknowledge and agree that the Executive will only be provided use of the Company’s offices to the extent reasonably necessary for purposes of the Executive’s duties hereunder or as otherwise made available by the Company.

(c) Compensation. During the Transition Period: (i) the Executive shall be entitled to continue to receive base salary at a rate equal to his current base salary $400,000 payable in accordance with the Company’s regular payroll practices; (ii) the Executive shall continue to participate in the Company’s Short-Term Incentive Plan for fiscal year 2013 (the “FY 2013 STIP”) in accordance with the terms thereunder with payment, if any, to be made at such time as bonuses are paid under the FY 2013 STIP (it being understood that the Executive shall not participate in the fiscal year 2014 Short-Term Incentive Plan); (iii) the Executive’s outstanding stock option, restricted stock unit and market stock unit awards will remain outstanding and will continue to vest in accordance with and subject to the terms and conditions set forth in the applicable equity incentive plans and award agreements; and (iv) the Executive shall be entitled to participate in any and all retirement (both qualified and non-qualified), medical, dental, life insurance and other employee benefit plans in which he currently participates, all to the extent the Executive remains eligible under the terms of such plans and subject to the terms and conditions of such plans as may be in effect from time to time, including (without limitation) the Company’s car allowance program.

(d) Termination. The Executive’s employment during the Transition Period may be terminated (i) by the Company for any breach by the Executive of the Company’s written policies and this Agreement, but only after (x) the Executive has actually received written notification detailing such breach and (y) the Executive has been given a 10 business day period to cure such breach, if curable (and if substantially cured within such 10 business day period, then Executive’s employment shall not be terminated), (ii) Executive’s resignation or (iii) by reason of the Executive’s death. In the case of any termination of the Executive’s employment prior to the Resignation Date, the Executive’s entitlement to the compensation and benefits provided in Section 2(c) shall immediately cease and the Executive’s entitlement to full, partial or pro-rated compensation and other benefits under the Company’s benefit plans and arrangements, if any, shall be determined under the policies and benefit plans of the Company. For the avoidance of doubt, if Executive’s employment terminates for any reason during the Transition Period, then Executive still will be entitled to the Separation Benefits set forth in Section 3 below.

(e) Final Resignation. The Executive and the Company agree that on the Resignation Date the Executive’s employment as a full-time non-executive employee shall terminate and the Transition Period shall end. On the Resignation Date, the Executive will receive his final paycheck with accrued and unpaid pay through that date as well as accrued and unpaid vacation time.

3. Payment. The Company shall pay to the Executive or his heirs or estate, if applicable, subject to the Executive executing this Agreement within the applicable time period and not revoking it, a lump sum cash payment on January 2, 2014 equal to $400,000.

4. Non-Competition Agreement. In consideration for the substantial benefits being provided to the Executive hereunder, the Executive agrees to comply with the terms and conditions set forth in the Employee Intellectual Property and Non-Competition Agreement executed on May 3, 2006 (the “Non-Comp Agreement”).

5. Executive Release. In consideration for the substantial benefits being provided to the Executive hereunder, the Executive, for himself, his agents, legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (collectively, the “Releasing Parties”), hereby releases and discharges, to the extent permitted by law, the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Company Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date the Executive signs this Agreement, but otherwise including, without limitation, any claims arising out of or relating to the Executive’s employment with and termination of employment from the Company, for wrongful discharge, for breach of contract, for discrimination or retaliation under any federal, state or local fair employment practices laws, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, for defamation or other torts, for wages, bonuses, incentive compensation, unvested stock, unvested stock options, vacation pay or any other compensation or benefit and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Company Releasees in any legal, administrative or other proceeding in any jurisdiction. Notwithstanding the above, nothing in this release is intended to release or waive the Executive’s right to COBRA, unemployment insurance benefits, any other vested retirement benefits or vested equity awards and the right to seek enforcement of this Agreement.

6. Survival. It is understood and agreed that, with the exception of (i) obligations set forth or confirmed in this Agreement and (ii) obligations of the Executive under the Non-Comp Agreement, all of which shall remain fully binding and in full effect subsequent to the execution of this Agreement, the release set forth in Section 5 is intended and shall be deemed to be a full and complete release of any and all claims that the Executive or the Releasing Parties may or might have against the Company Releasees, arising out of any occurrence on or before the Transition Date and this Agreement is intended to cover and does cover any and all future damages not now known to the Executive or which may later develop or be discovered, including all causes of action arising out of or in connection with any occurrence on or before the Transition Date.

7. Exceptions. This Agreement does not (i) prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the Equal Employment Opportunity Commission (the “EEOC”) or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) preclude Executive from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency, provided such relief does not result in Executive’s receipt of any monetary benefit or substantial equivalent thereof.

8. ADEA Release. By signing and returning this Agreement, the Executive acknowledges that he:

(a) has carefully read and fully understands the terms of this Agreement;

(b) is entering into this Agreement voluntarily and knowing that he is releasing claims that he has or believes he may have against the Company Releasees; and

(c) has obtained the advice of counsel with respect to the negotiation and execution of this Agreement.

9. ADEA Revocation. Executive acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days before signing it. For a period of seven (7) days from the date Executive signs this Agreement, Executive has the right to revoke this Agreement by written notice pursuant to Section 13(c). This Agreement shall not become effective or enforceable until the expiration of the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period.

10. Other Severance Benefits. The severance pay and benefits provided for in Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice (whether written or unwritten) or agreement. Except as otherwise provided herein, the Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of the Company’s employee benefit plans (other than severance or termination plans, programs, practices or agreements) and other applicable programs, policies and practices then in effect.

11. Successors: Binding Agreement.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representative.

12. Tax Treatment; Tax Withholding. The Company and the Executive hereby acknowledge and agree that the compensation provided for in Section 2 and the severance pay provided for in Section 3 shall be treated and reported by the Company and the Executive as additional compensation for services rendered and as ordinary income. The Executive also acknowledges and agrees that the Company may withhold from any compensation or other benefits to which the Executive is entitled hereunder such amounts as may be required to satisfy all federal, state and local withholding and employment tax obligations.

13. General Provisions.

(a) Non-Disparagement. Executive agrees not to make any adverse or disparaging comments (oral or written, including, without limitation, via any form of electronic media) about the Company, its affiliates, or any of their respective officers, directors, managers or employees which may tend to impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees, vendors, investors and with the business community generally. The Company agrees that its executive officers and directors shall be directed not to make any adverse or disparaging comments (oral or written, including, without limitation, via any form of electronic media) about the Executive. Nothing in this Section 13(a) is intended to prohibit, limit or prevent the Executive or the Company’s officers or directors from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony will not be deemed to be a violation of this Section 13(a).

(b) No Special Employment Rights. No provision of this Agreement shall grant or confer upon, or shall be construed to grant or confer upon, the Executive any right with respect to the continuation of his employment by the Company or to otherwise affect in any respect the terms and conditions of such employment except to the extent expressly provided hereunder.

(c) Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to the Company to:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 07130

Attn: General Counsel

Facsimile Number: (781) 280-0674

E-Mail Address: mark.casey@hologic.com

with a copy to:

James L. Hauser, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Facsimile Number: (617) 289-0506

E-Mail Address: jhauser@brownrudnick.com

If to the Executive, to:

Peter Soltani

with a copy to:

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 13 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

(d) Entire Agreement; Amendment. The recitals hereto are hereby incorporated herein by this reference. This Agreement, together with the exhibits hereto, constitute the entire agreement between the parties hereto with regard to the subject matter hereof and thereof, superseding all prior understandings and agreements, whether written or oral, and any outstanding vested equity award agreements (including, without limitation, any outstanding vested option agreement, restricted stock unit agreement, market stock unit agreement or other equity instrument by and between the Company and the Executive) shall remain in full force and effect in accordance with the terms and conditions herein and therein. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any such change is sought.

(e) 409A Compliance. Notwithstanding any other provision herein to the contrary, the Company shall make the payments required hereunder in compliance with the requirements of Section 409A of the Code and any interpretative guidance issued thereunder. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the timing of payments as it deems necessary to comply with Section 409A of the Code. To the extent that the Executive’s Resignation Date occurs in one calendar year and the period for considering the release expires during the following calendar year, then notwithstanding anything herein to the contrary, the payment of the benefits provided under Section 3 will be paid by the Company to the Executive in the second calendar year.

(f) Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

(g) Effect of Headings. The titles of section headings herein contained have been provided solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

(h) Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(i) Governing Law/Jurisdiction. This Agreement shall be binding upon the Executive and shall inure to the benefit of the Company and its successors and interest and assigns, and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws. The parties hereto intend and hereby confer jurisdiction to enforce the covenants contained herein upon the state and federal courts sitting in the Commonwealth of Massachusetts. In the event that such courts shall hold any such covenant wholly unenforceable by reason of the breadth of scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants having appropriate personal and subject matter jurisdiction over the parties, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the date first above written.

HOLOGIC, INC.

By:
Name: David J. Brady
Title: SVP, Human Resources

EXECUTIVE

Peter Soltani

SIGNATURE PAGE TO HOLOGIC, INC.

TRANSITION AGREEMENT

EXHIBIT A

Letter of Resignation

August 5, 2013

Hologic, Inc.

c/o Mark Casey

35 Crosby Drive

Bedford, MA 07130

To the Board of Directors of Hologic, Inc. (the “Company”):

I, Peter Soltani, hereby resign as an Officer and Director of all direct or indirect subsidiaries of the Company. My resignation shall be effective on August 5, 2013.

Sincerely,

  Peter Soltani